Exhibit 99.1

BATH AND BODY WORKS ANNOUNCES EXECUTIVE CHANGES

COLUMBUS, Ohio, May 17, 2011 – Bath and Body Works, a subsidiary of Limited Brands, Inc. (NYSE: LTD), today announced that Diane Neal, chief executive officer of Bath and Body Works, will remain in her role as chief executive officer through summer and then transition into an advisory role with the company from San Francisco. Nick Coe, formerly president of Lands’ End, will join Bath and Body Works as its chief executive officer.

“Diane has done amazing things at Bath and Body Works.  I truly appreciate her expertise as a leader and merchant,” said Leslie H. Wexner, chairman and chief executive officer of Limited Brands.  “We think so highly of her work that we have asked her to stay connected with Bath and Body Works in an advisory capacity that leverages her unique skills while allowing her to return to San Francisco, a personal desire of hers.”

Neal joined Bath and Body Works in November 2006 as president and chief operating officer and has served as chief executive officer since 2007.   Prior to joining Bath and Body Works, Neal held leadership positions at Gap and Target.

“I am also very excited that we are welcoming Nick who has such an incredible track record as a merchant and leader,” said Wexner.  “He understands the centrality of the customer and has great admiration for the Bath and Body Works brand and team.”

Prior to his career at Lands’ End, Coe held senior merchandising positions at Banana Republic and Levi Strauss.

ABOUT BATH & BODY WORKS:

Bath & Body Works offers the most luxurious products in fragrant bath and body care, facial skincare, hair, spa and home in its more than 1,600 stores.  The specialty store features its branded Signature Collection, anti-bacterial line, Slatkin & Co. home fragrance, C.O. Bigelow, Aromatherapy and True Blue Spa products.  Bath & Body Works products are also available through the catalogue and www.BathandBodyWorks.com.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria's Secret, Pink, Bath & Body Works, La Senza, C.O. Bigelow, White Barn Candle Co. and Henri Bendel, is an international company. The company operates 2,635 specialty stores in the United States and its brands are sold in more than 800 company-operated and franchised additional locations worldwide. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

For further information, please contact:
Tammy Roberts Myers
External Communications, Limited Brands Inc.
614-415-7076
extcomm@limitedbrands.com